Exhibit 10(g)

-100-
                      Lincoln National Corporation
                  Compensation and Benefits Highlights
                        for the Board of Directors

This brochure explains the comprehensive compensation and benefits package currently available to you as an outside director of Lincoln National Corporation or The Lincoln National Life Insurance Company. It includes information on your retainer and meeting fees, deferred compensation, retirement benefit, health and life insurance coverages, and other items. It is intended to serve as a reference and as an aid to your personal financial planning.

This information is intended to be a summary only. More detailed information on the provisions of the various plans is contained in several documents and will be supplied upon request.

                          Retainer and Meeting Fees

Your current annual retainer as a director of the Lincoln National board is $23,000.

In addition, for each board meeting and committee meeting you attend, you receive a $1,000 fee. If a committee meeting takes place on the same day as a board meeting, you receive two $1,000 fees. If two committee meetings of substantially similar nature are attended on one day only one $1,000 fee is paid.

Your retainer and meeting fees are paid to you at the end of each quarter.

                             Expense Reimbursement

You will receive reimbursement for reasonable business expenses associated with board meetings and activities. These expenses include transportation, hotel accommodations, parking, meals and other necessary expenses.

                           Deferred Compensation Plan

As an outside director you have an opportunity to defer part or all of your annual fees (retainer and meeting) for succeeding calendar years.

On or before December 31 of a year you may make this election for the following year and subsequent years. An election to defer fees shall continue from year to year unless you terminate it in writing. No amount deferred will be paid until you cease to be a director.

Amounts deferred under the plan, together with accumulated interest, are distributable either as a lump sum within 30 days after you cease being a director, or in equal annual installments over a 10-year period beginning with January 1 of the calendar year immediately following the year in which you cease being a director.

Provisions are also available for you to direct payments to your designated beneficiary in the event of your death either while a director or after you've ceased being a director.

                               Retirement Plan

When you cease being an outside director, you will be eligible to receive a monthly retirement benefit equal to one twelfth of the product of .833% of the annual retainer in effect on your retirement date, multiplied by the number of months you served as a director (maximum of 120 months).

The normal form of payment is a single life annuity, but the following optional forms are available on an actuarially equivalent basis: a lump sum distribution or a life annuity with a 50% spouse's survivor annuity.

Payments will begin on the first day of the month following your resignation or retirement from the board.

                         Travel Accident Insurance Plan

Any time you or your spouse is traveling at Lincoln National expense, you are each covered by $100,000 of travel accident insurance. This coverage is provided to you at no cost.

The full $100,000 amount is payable to your designated beneficiary for the accidental loss of life, and to you for the accidental loss of both hands or both feet, the loss of your sight of both eyes or any combination thereof, or for the loss of your speech or hearing.

One half the full amount is paid for the loss of one hand, one foot, the sight of one eye, or for the loss of speech or hearing. One fourth the full amount is paid for the loss of the thumb and index finger of either hand.

If more than one loss is sustained from an accident, only one amount, the largest, will be paid.

                              Liability Insurance

Under the company's bylaws, the company will indemnify you to the fullest extent permitted by law if you are made a party to any suit or proceeding by reason of the fact that you are or were a director.

You are also insured against liability caused by breeches of duty, negligent acts or errors of omission while acting in your capacity as a director of Lincoln National. Coverage of up to $50 million is currently provided.

The liability insurance is subject to certain exclusions, as stated in the policies.

                   Medical, Dental and Life Insurance Coverage

Choices in various levels of life insurance and medical and dental coverage are available to you. You may choose coverage under one, two or all three of the benefit plans. Premium deductions for any coverages you select will be made at the end of each quarter from your director fees. Every year you will have an opportunity to change your life and health selections.

                                The Medical Plan

You may choose from three medical options: Medical 150, Medical 300 and Medical 600.

All three options cover the same services and pay 80% of eligible expenses after the deductible has been met. They differ in the cost of the coverage and in your total out-of-pocket expense. The options also have three coverage cost levels relating to the number of persons you cover.

The medical plan covers such expenses as hospital room and board, doctor and surgeon fees, inpatient hospital services, X-rays and lab tests, drugs and medicines, medical supplies, and outpatient services.

                                The Dental Plan

You may choose from two dental plan options: Dental 50 and Dental 100.

Both options cover the same services and differ only in the cost and level of expenses you may have to pay. Covered services include preventive care, basic restorative care, major restorative care and orthodontia.

The dental plan pays either 80% or 50% after the deductible, depending upon the type of treatment. The deductible is applied only to basic restorative and major restorative treatments.

                                 Life Insurance

The life insurance plan offers you coverage of either 1, 2, 3 or 4 times your annual retainer. Such amount is payable to your designated beneficiary. This is group term insurance with no cash value, and the cost is age-related.


If you select life insurance, you are also covered by accidental death and dismemberment insurance. If your death is the result of an accident, your beneficiary will also receive an AD&D benefit equal to your life insurance benefit. The AD&D coverage will also pay all or a portion of the benefit if you receive certain injuries, such as loss of a limb or eyesight, as a result of an accident.

                      Matching College Contributions Program

Under Lincoln National's Matching College Contributions Program, the company will match contributions between the amounts of $50 and $2,000 annually that you make to certain educational institutions. Eligible institutions are private and state-supported colleges and universities and their foundations and alumni funds. Only those U.S. educational accredited institutions listed in "Accredited Institutions of Postsecondary Education" are eligible for matching funds. Not eligible are gifts to seminaries and any non-academic programs (such as radio and television stations and athletic activities). The contributions must be used for general operating needs, scholarships or capital improvements.

A Matching College Contribution form can be obtained from the Corporate Secretary's office. To apply for a match, please complete the form and mail it along with your gift to the college. Gifts will be matched in the year made and until April 30 of the following year.

PCD66778